June ____, 2005

Board of Directors
Dwango North America Corp.
2211 Elliott Avenue, Suite 601
Seattle, Washington 98121

Re:	Dwango North America Corp. Registration Statement on Form S-8

Gentlemen:

It is our opinion that the sale of the shares (the “Shares”) of common stock, par value $.001 per share, of Dwango North America Corp. (the “Company”), being registered with the Securities and Exchange Commission pursuant to the Registration Statement of the Company on Form S-8, which Shares are to be offered to the Company’s employees, directors, consultants and advisors pursuant to the Company’s 2003 Equity Incentive Plan, as amended, will, when sold and paid for, be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours, Moomjian & Waite, LLP